AMG FUNDS I

AMENDED AND RESTATED

PLAN OF DISTRIBUTION ADOPTED PURSUANT TO

RULE 12B-1

This Amended and Restated Plan of Distribution Adopted Pursuant to Rule 12b-1 (the “Plan”) was adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 for AMG Funds I, a Massachusetts business trust.

WHEREAS, AMG Funds I, an unincorporated association of the type commonly known as a business trust organized under The Commonwealth of Massachusetts (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Trust is authorized (i) to issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each such series into two or more classes of shares; and

WHEREAS, the Trust has established each of the portfolio series identified on Schedule A hereto (together with all other series now existing or subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a “Series” and collectively as the “Series”); and

WHEREAS, the Trust has established for each Series one class of shares, as identified on Schedule A hereto, designated as “Class N Shares” (the “Shares”); and

WHEREAS, the Trust may be deemed a distributor of the Shares within the meaning of Rule 12b-1 under the Act, and desires to adopt this Plan with respect to Shares of the Series; and

WHEREAS, the Trust may enter into one or more agreements with the principal underwriter of the Trust (the “Distributor”) and/or one or more other underwriters, distributors, dealers, brokers, banks, trust companies and other financial intermediaries (each, an “Intermediary”) for the sale of Shares and/or the servicing or maintenance of accounts for the beneficial owners of Shares (each, an “Agreement”); and

WHEREAS, the Board of Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any Agreement (the “Qualified Trustees”), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and such Agreements will benefit the Series and the shareholders thereof, have accordingly approved this Plan and the Agreements by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreements.

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

1. DISTRIBUTION AND SHAREHOLDER SERVICING ACTIVITIES.

(a) Shares of Series other than AMG Managers Brandywine Advisors Mid Cap Growth Fund. Subject to the supervision of the Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares of Series other than AMG Managers Brandywine Advisors Mid Cap Growth Fund and shareholder servicing activities, including, but not limited to, the following: (a) making payments to the Distributor and/or one or more Intermediaries, which payments may be used to compensate such persons for such activities, without regard to the actual expenses incurred thereby; (b) providing reimbursement of direct out-of-pocket expenditures by the Distributor and/or Intermediaries in connection with the offer or sale of Shares of such Series, including expenses relating to the formulation and implementation of marketing strategies and promotional activities, such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, the preparation, printing and distribution of sales literature and reports to persons that are not shareholders of the Trust, and obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (c) making payments to compensate the Distributor and/or Intermediaries for servicing and/or maintaining accounts for the beneficial owners of Shares of such Series.

(b) Shares of AMG Managers Brandywine Advisors Mid Cap Growth Fund. Subject to the supervision of the Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares of AMG Managers Brandywine Advisors Mid Cap Growth Fund (the “Brandywine Fund Shares”) and shareholder servicing activities, including, but not limited to, the following: (a) making payments to the Distributor to reimburse the Distributor for payments to one or more Intermediaries, which payments may be used to compensate such persons for such activities, without regard to the actual expenses incurred thereby, or to compensate such persons for servicing and/or maintaining accounts for the beneficial owners of Brandywine Fund Shares; and (b) providing reimbursement of direct out-of-pocket expenditures by the Distributor and/or Intermediaries in connection with the offer or sale of Brandywine Fund Shares, including expenses relating to the formulation and implementation of marketing strategies and promotional activities, such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, the preparation, printing and distribution of sales literature and reports to persons that are not shareholders of the Trust, and obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable.

2. MAXIMUM EXPENDITURES. The expenditures to be made by the Series pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined from time to time by the Trustees, but in no event may such expenditures exceed the following or applicable limits imposed by NASD Rule 2830 or any successor rule: (i) with respect to Shares of any Series, an annual rate of .25 of 1% of the average daily value of the net assets represented by such Shares; and (ii) with respect to Shares of any Series subsequently made subject to this Plan, the annual rate as agreed upon and specified in an addendum hereto. The expenditures to be made pursuant to this Plan shall commence with respect to Shares of a Series as of the date on which this Plan becomes effective with respect to such Series.

3. PAYMENTS.

(a) Shares other than Brandywine Fund Shares. Pursuant to this Plan, the Trust shall make periodic payments to the Distributor and/or Intermediaries at the annual rate provided for in the Agreements relating to Shares other than Brandywine Fund Shares. The Distributor may in turn remit to and allocate among one or more Intermediaries, as compensation for, and/or as reimbursement for expenses incurred in the provision of, distribution, marketing or shareholder services, such amounts as the Distributor shall determine. Any amounts received by the Distributor and not so allocated may be retained by the Distributor as compensation to the Distributor for providing services under the Agreement and/or as reimbursement for expenses incurred in connection with the distribution or marketing of Shares other than Brandywine Fund Shares and/or the servicing or maintenance of shareholder accounts as contemplated by Section 1(a) hereof.

(b) Brandywine Fund Shares. Pursuant to this Plan, the Trust shall make periodic payments to the Distributor: (i) to permit the Distributor to remit to and allocate among one or more Intermediaries, as compensation for, and/or as reimbursement for expenses incurred in the provision of, distribution, marketing or shareholder services, and (ii) to be retained by the Distributor as reimbursement for expenses incurred or reasonably expected to be incurred (and reimbursed to the Trust if not incurred) in connection with the distribution or marketing of Brandywine Fund Shares and/or the servicing or maintenance of shareholder accounts as contemplated by Section 1(b) hereof. Such payments may not exceed the annual rate provided for in the Agreements relating to the Brandywine Fund Shares.

4. TERM AND TERMINATION.

(a) Initial Term. This Plan shall become effective upon approval of the Plan and the Agreements, or at such later date as provided in the Plan and the Agreements, by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval and shall continue in effect with respect to the Shares (subject to Section 4(d) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Shares in accordance with the provisions of Section 4(c) hereof.

(b) Additional Series. This Plan shall become effective with respect to Shares of each additional Series subsequently made subject to this Plan upon commencement of the initial public offering of such Shares or, if such additional Series has previously commenced the public offering of Shares (or as otherwise described in Rule 12b-1(b)(i)), upon approval of the Plan by a majority of the outstanding voting Shares of such Series (provided that the Plan has previously been approved with respect to the Series by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval), and shall continue in effect with respect to each such additional Series (subject to Section 4(d) hereof) for one year thereafter, unless the continuation of this Plan shall have been approved with respect to such additional Series in accordance with the provisions of Section 4(c) hereof.

(c) Continuation. This Plan and the Agreements shall continue in effect with respect to each Series subsequent to the initial term specified in Sections 4(a) and (b) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

(d) Termination.

(i) This Plan may be terminated at any time with respect to the Shares of any Series thereof by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting Shares of that Series. For purposes of this Plan, the term “vote of a majority of the outstanding voting Shares of any Series” shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Shares present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares are present and represented by proxy; or (B) 50 percent or more of the Shares. The Plan will remain in effect with respect to a Series even if the Plan has been terminated in accordance with this Section 4(d) with respect to one or more other Series of the Trust.

(ii) Each Agreement may be terminated at any time, without penalty, with respect to Shares of any Series by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting Shares of that Series on sixty days’ written notice to the Distributor or Intermediary, as the case may be. In addition, each Agreement shall provide for automatic termination in the event of its assignment.

5. AMENDMENTS. This Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof with respect to any Series unless such amendment is approved by a vote of a majority of the outstanding voting Shares of such Series. No material amendment to the Plan shall be made unless approved by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

6. INDEPENDENT TRUSTEES. While this Plan is in effect with respect to any Series, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

7. QUARTERLY REPORTS. The Treasurer of the Trust and the Treasurer of the Distributor shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended for the distribution of the Shares pursuant to this Plan and the purposes for which such expenditures were made.

8. RECORDKEEPING. The Trust shall preserve copies of this Plan, the Agreements and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan and the Agreements (including any related agreements) or such reports, as the case may be, the first two years in an easily accessible place.

Amended and Restated as of: February 27, 2017

SCHEDULE A

Series	Classes
AMG FQ Tax-Managed U.S. Equity Fund	Class N
AMG FQ U.S. Equity Fund	Class N
AMG FQ Risk-Balanced Fund	Class N
AMG Frontier Small Cap Growth Fund	Class N
AMG GW&K Core Bond Fund	Class N
AMG Managers Brandywine Advisors Mid Cap Growth Fund	Class N
AMG TimesSquare All Cap Growth Fund	Class N

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